Exhibit 3.47

State of Delaware Secretary of State Division of Corporations Delivered 06:39 PM 05/12/2003 FILED 06:02 PM 05/12/2003 SRV 030307175 – 3633813 FILE

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION OF

WINGS HOLDINGS, INC.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

Wings Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the “Corporation”), hereby certifies the following:

FIRST: That the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 7, 2003.

SECOND: That the Certificate of Incorporation of the Corporation is hereby amended by deleting the fourth paragraph in its entirety and inserting in its place:

“FOURTH: The total number of shares of stock which the Company shall have authority to issue is 1,500,000 having a par value of $0.01 per share. All such shares are Common Stock.”

THIRD: That the foregoing amendment to the Certificate of Incorporation was duly adopted by the board of directors of the Corporation by unanimous written consent in accordance with the provision of Section 141(f) and Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the foregoing amendment to the Certificate of Incorporation was duly adopted and approved by written consent by the sole stockholder of all shares of capital stock of the Corporation entitled to vote thereon in accordance with the provisions of the Certificate of Incorporation of the Corporation and Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The effective date of this amendment shall be May 12, 2003.

IN WITNESS WHEREOF, Wings Holdings, Inc has caused this certificate to be executed by the undersigned this 9th day of March, 2003.

WINGS HOLDINGS, INC.

By:	/s/ Jeffrey McKibben
Jeffrey McKibben Secretary